Exhibit 5.3

12 March 2015

Warner Chilcott Limited Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	DIRECT LINE: 1(441) 2987883 E-MAIL: kathleen.moniz@conyersdill.com OUR REF:350263/9499415

Dear Sirs

Warner Chilcott Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the offering, pursuant to a Registration Statement on form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 19 February 2015 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and a prospectus dated February 19, 2015, as supplemented by the prospectus dated March 3, 2015, (the “Prospectus”), of (i) $500,000,000 of Floating Rate Notes due 2016, (ii) $500,000,000 of Floating Rate Notes due 2018, (iii) $500,000,000 of Floating Rate Notes due 2020, (iv) $1,000,000,000 of 1.850% Notes due 2017, (v) $3,000,000,000 of 2.350% Notes due 2018, (vi) 3,500,000,000 of 3.000% Notes due 2020, (vii) $3,000,000,000 of 3.450% Notes due 2022, (viii) $4,000,000,000 of 3.800% Notes due 2025, (ix) $2,500,000,000 of 4.550% Notes due 2035, and (x) $2,500,000,000 of 4.750% Notes due 2045 (collectively, the “Securities”) issued by Actavis Funding SCS (the “Issuer”) pursuant to an indenture dated as of the date hereof among the Issuer, the guarantors named therein, including the Company, as guarantors, and Wells Fargo Bank, National Association as trustee (the “Trustee”) as amended and supplemented by a First Supplemental Indenture dated as of the date hereof (collectively, the “Indenture”) and the full and unconditional guarantee by the Company of the Securities, pursuant to the terms of the Indenture (the “Guarantee”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement, the Prospectus and the Indenture. We have also reviewed the memorandum of association and the bye-laws of the Company and an extract of minutes of a meeting of the Company’s Board of Directors held on 4 February 2015 (the “Resolutions”) certified by the Secretary of the Company on 4 March 2015, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (e) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, and (f) that on the date of entering into the Indenture, including the Guarantee, the Company is and after entering into the Indenture, including the Guarantee, will be able to pay its liabilities as and when they become due.

The obligations of the Company under the Indenture, including the Guarantee, (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors and applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Guarantee by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorise the execution, delivery and performance of the Indenture, including the Guarantee. The Indenture has been duly executed and delivered by or on behalf of the Company and constitutes the valid and binding obligations of the Company (including the Guarantee) in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an Exhibit 5.3 to Actavis plc and the Company’s Current Report on Form 8-K dated 12 March 2015 and to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited